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                                                                   EXHIBIT 10.21

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                      DEVELOPMENT COLLABORATION AGREEMENT

     This DEVELOPMENT COLLABORATION AGREEMENT (this "Agreement") is entered into as of July 30,1999, by and between JOH. VAILLANT GMBH U. CO., a German kommanditgesellschaft ("Vaillant"), having its principal place of business at Berghauser StraBe 40, 42859 Remscheid, Federal Republic of Germany, and PLUG POWER, LLC, a Delaware limited liability company ("PP"), having its principal place of business at 968 Albany-Shaker Road, Latham, New York 12110, USA.

     WHEREAS, Vaillant and PP are contemplating entering into an Umbrella Agreement (the "Umbrella Agreement") by and among Vaillant, PP and GE Fuel Cell Systems, LLC, a Delaware limited liability company ("GEFCS"), pursuant to which, among other things, Vaillant, PP and GEFCS would collaborate to develop, manufacture, sell, install and service certain FCHAs (as defined in Section 1 below) for providing heat, electricity and hot water for residential applications worldwide; and

     WHEREAS, in anticipation of entering into the Umbrella Agreement and the other agreements contemplated thereby, the parties hereto desire to confirm herein their understandings and agreements in respect to such collaboration and matters related to the development of FCHAs.

     NOW, THEREFORE, in consideration of the recitals and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

     1. Definitions. For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the following meanings:

     "Effective Date" shall mean the date of this Agreement.

     "Energy Management System" shall mean a controller which communicates with the following: the FCHA subsystems (Fuel Cell Subsystem and Heater Subsystem), the components of the domestic heating system and the communication interface for the customer to ensure a technically and economically optimized operation of the FCHA.

     "Europe" shall mean those countries listed on Exhibit A attached hereto.

     "FCHA" shall mean a fuel-cell driven system that generates both usable heat and electricity, floor standing or wallmounted, packaged in one or more housings with an electric power output of less than or equal to 10KW, fueled with natural gas or bio gas, consisting of an integrated Fuel Cell System and Heater Subsystem.

     "Fuel Cell Subsystem" shall mean a subsystem of an FCHA comprised of the fuel cell stack, fuel processor, auxiliaries and subsystem controls to convert natural gas into unregulated DC current.
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     "Heater Subsystem" shall mean a subsystem of an FHCA comprised of the heating components, subsystem controls, energy management system, inverter and auxiliaries.

     "IP" shall mean any invention, discovery, concept, expression or work, whether or not patented or patentable, including, but not limited to, discoveries, compositions, know-how, procedures, technical information, processes, methods, devices, formulas, protocols, techniques, designs and drawings, any physical embodiment thereof, and any patent (and applications therefor), trademark (and applications therefor), copyright (and applications therefor), trade name, trade secret, know-how or other intellectual property right related thereto.

     "Party" or "Parties" shall mean Vaillant or PP, or Vaillant and PP.

     "Product" shall mean the Initial Product, the Ultimate Product and any Additional Products (as each is defined in Section 2).

     "Prototype" shall mean a pre-commercial version of the Initial Product.

     "Regulatory Approval" shall mean, with respect to any country, filing, for and receipt of all regulatory agency registrations and approvals required for the marketing, installation and sale of a product for the application for which it is being marketed in such country.

     "Regulatory Filings" shall mean all applications, filings, materials, studies, data and documents of any nature whatsoever filed with, prepared in connection with or necessary to support any Regulatory Approval process in any country or territory.

     2.   Objectives; Relationship to Other Agreements.

          2.1  Initial Product. The Parties will collaborate to develop a floor
               ---------------
standing FCHA with an output of approximately [***] and an approximately {***] for use in Europe (the "Initial Product").

          2.2  Ultimate Product.  The experience gained in the development and
               ----------------
production of the Initial Product will serve as a basis for the Parties' collaboration on the development, manufacture, sale, installation and service of an approximately [***] FCHA for use in Europe (the "Ultimate Product"), and such other FCHA products as the Parties shall mutually agree ("Additional Products"). The timing of such collaboration and work plan shall be mutually agreed upon by the Parties.

          2.3 Relationship to Other Agreements. The Parties contemplate that all Products (including the Prototypes described in Section 4.1) to be manufactured pursuant to this Agreement will be marketed, distributed, sold, installed and serviced in accordance with the Umbrella Agreement and any ancillary agreements to the Umbrella Agreement. PP acknowledges that Vaillant shall be the exclusive manufacturer of FCHAs for distribution in Europe. Vaillant hereby acknowledges that GEFCS is the exclusive distributor of PP fuel cell

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systems for certain specified stationary applications under 35kW. PP shall sell
Fuel Cell Subsystems to GEFCS pursuant to a Distributor Agreement, dated as of February 2, 1999 (the "GEFCS Distribution Agreement"), between GEFCS and PP, and Vaillant shall purchase such Fuel Cell Subsystems from GEFCS. PP represents and warrants that (i) the sale of Fuel Cell Subsystems hereunder are subject to the terms and conditions of the GEFCS Distribution Agreement, pursuant to which GEFCS has exclusive worldwide distribution rights (with the exception of four states in the United States) and (ii) the Fuel Cell Subsystems supplied to GEFCS under the GEFCS Distribution Agreement are to be competitively priced.

     3.   Project Management.

          3.1 Steering Committee. The activities of the collaboration shall be conducted under the direction of a steering committee (the "Steering Committee") comprised of two (2) named representatives of each Party. Each Party shall appoint its respective representatives to the Steering Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice of such change to the other Party. The Steering Committee shall meet, in person or by telephone conference, not less than once each calendar quarter, on such date and at such times and places as agreed to by the Parties. At such meetings, the Steering Committee shall discuss and endeavor to resolve any issues that are acting as barriers to progress and achievement of milestones under the development program. The decisions of the Steering Committee shall be by unanimous vote, each member of the Steering Committee having one vote, provided that at least one representative of each Party is present at such meeting. The approval of the Steering Committee shall be required for the following actions:

               (1)  any modification or amendment to this Agreement;

               (2) any modification to the development program outlined in Sections 4 and 5, the budget plans outlined in Section 7 or the Prototype Specifications or Initial Product Specifications as outlined in Section 4.3; or

               (3) any other decisions presented to the Steering Committee by either Party.

          3.2 Project Managers. Each Party will designate a project manager (such person or his/her successor referenced herein as a "Project Manager"). The Project Managers will share overall responsibility for the coordination of the development of the Initial Product. Each Party's Project Manager will be the other Party's point of contact for the resolution of any problems which may arise in connection with this Agreement. Each Party will notify the other Party within 30 days after the execution of this Agreement of the appointment of its Project Manager and will notify the other Party as soon as practical upon changing such appointment. The Project Managers will report to and act on the direction of the Steering Committee.

     4.   Development Program.
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          Project Phases. The development and production program will be conducted in accordance with the following two phases:

          4.1 Phase I Prototype Development. Phase I will begin on October 1, 1999. Phase I will cover the development effort for a Prototype and production, sale, installation, service and field testing of [***] Prototype units.

          4.2 Phase 2 Commercial Production. Phase 2 will begin after the successful field testing of the [***] Prototype units described in Phase 1. Phase 2 will include the production, sale, installation and servicing of commercial Initial Products.

          4.3 Initial Product Specifications. Preliminary specifications for the Prototypes (the "Prototypes Specifications") shall be agreed upon by the Parties on or before July 1, 2000 and attached hereto as Exhibit Al. Specifications for the commercial Initial Products (the "Initial Product Specifications") shall be agreed upon by the Parties on or before January 1, 2001 and attached hereto as Exhibit A2.

     5.   Development Responsibilities.

          5.1  Phase 1 Responsibilities.

               (1) PP will develop, manufacture and test the Fuel Cell Subsystem for the Prototypes and provide such test results to Vaillant. On or before November 30, 1999, PP shall prepare a detailed work plan for PP's development of the Fuel Cell Subsystem, including a timetable for achieving milestones under Phase 1 and a budget therefor pursuant to Section 7.1, which shall be attached hereto as Exhibit B (the "FCS Development Plan").

               (2) Vaillant will develop, manufacture and test a Heater Subsystem for the Prototypes and provide such test results to PP. On or before November 30, 1999, Vaillant shall prepare a detailed work plan for Vaillant's development of the Heater Subsystem, including a timetable for achieving milestones under Phase I and a budget therefor pursuant to Section 7.1, which shall be attached hereto as Exhibit C (the "HS Development Plan").

               (3) PP and Vaillant will cooperate to integrate the Fuel Cell Subsystem and the Heater Subsystem into the Prototypes. Vaillant will test the Prototypes and provide such test results to PP. On or before November 30, 1999, PP and Vaillant shall prepare a detailed work plan for the joint effort by PP and Vaillant to integrate the Fuel Cell Subsystem and the Heater Subsystem into the Prototypes, including a timetable for achieving milestones under Phase I and a budget therefor pursuant to Section 7.1, which shall be attached hereto as Exhibit D (the "Integration Development Plan").

          5.2 Phase 2 Responsibilities. The Parties shall conduct the activities below in order to produce the quantities of Initial Products set forth in the ancillary agreements to the Umbrella Agreement,


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               (1)  PP shall manufacture and quality test the Fuel Cell
Subsystem for the Initial Product and provide such test results to Vaillant. On or before January 1, 2001, a detailed work plan for PP's development of manufacturing facilities for the Fuel Cell Subsystem, including a timetable for achieving milestones under Phase 2 and a budget therefor pursuant to Section 7.2, shall be attached hereto as Exhibit E (the "FCS Production Plan").

               (2) Vaillant shall manufacture and quality test the Heater Subsystem for the Initial Product and provide such test results to PP. On or before January 1, 2001, Vaillant shall prepare a detailed work plan for Vaillant's development of manufacturing facilities for the Heater Subsystem, including a timetable for achieving milestones under Phase 2 and a budget therefor pursuant to Section 7.2, which shall be attached hereto as Exhibit F (the "HS Production Plan").

               (3) (i) Vaillant shall manufacture the Initial Product by assembling the Fuel Cell Subsystem and the Heater Subsystem into the Initial Product. Vaillant shall quality, test the Initial Product and provide such test results to PP. On or before January 1, 2001, Vaillant shall prepare a detailed work plan for the development of manufacturing facilities for the Initial Product, including a timetable for achieving milestones under Phase 2 and a budget therefor pursuant to Section 7.2, which shall be attached hereto as Exhibit G (the "Initial Product Production Plan").

                    (ii) Vaillant's responsibility to sell, install and service Initial Products in [***] shall be set forth in the ancillary agreements to the Umbrella Agreement.

          5.3 Revisions to Work Plans. Revisions to any of the work plans listed in this Section 5 shall require the approval of the Steering Committee.

     6.   Representations and Warranties.

          6.1 PP represents and warrants that the IP owned by PP prior to the Effective Date with regard to the Fuel Cell Subsystem belongs to PP and is free of any third party rights.

          6.2 Vaillant represents and warrants that the IP owned by Vaillant prior to the Effective Date with regard to the Heater Subsystem belongs to Vaillant and is free from any third party rights.

          6.3 Neither Party makes any representations or warranties concerning its developmental efforts hereunder, including, without limitation, any warranties of fitness or warranties of merchantability with respect to any particular use or purpose. However both Parties undertake to make commercially reasonable efforts in order to achieve the objectives of this collaboration.

          6.4 To achieve the defined milestones, (i) PP undertakes to spend at least the
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total budgeted amount provided for in Exhibit B, Exhibit E and portion allocated to it in Exhibit D and (ii) Vaillant undertakes to spend at least the total budgeted amount provided for in Exhibit C, Exhibit F, Exhibit G and the portion allocated to it in Exhibit D, unless: (1) all material objectives in reference to the work plans mentioned above can be achieved with lower expenditure; (ii) a Party intends not to spend the total budgeted amount, having determined that the milestone in issue is not commercially or technically practicable, such determination being based on reasonable substantiation; or (iii) a Party determines that the expenditure determined to be necessary to reach the milestone exceeds the budgeted amount by more than ten percent (10%). In such cases, as a result of such determination by a Party, the Steering Committee will promptly meet in order to decide whether to continue the collaboration. If the Steering Committee fails to reach a decision by unanimous vote within ten weeks from the date of the first such meeting of the Steering Committee, thereby resulting in a deadlock of the Steering Committee for purposes hereof, each Party shall be entitled to terminate this Agreement by notice to the other Party pursuant to clause (ii) of Section 16.3.

     7.   Development Budget.

          7.1  Phase I Budget.

               (1) PP estimates that it will require approximately [***], which estimate shall be non binding, to fund PP's FCS Development Plan, including the direct manufacturing cost of [***] Prototypes. On or before November 30, 1999, PP shall provide Vaillant a detailed budget for the FCS Development Plan, which shall be included in Exhibit B.

               (2) Vaillant estimates that it will require approximately [***], which estimate shall be nonbinding, to fund Vaillant's HS Development Plan, including the direct manufacturing cost of [***] Prototype units. On or before November 30, 1999, Vaillant shall provide to PP a detailed budget for the HS Development Plan, which shall be included in Exhibit C.

               (3) On or before November 30, 1999, PP and Vaillant shall cooperate to develop a budget for the Initial Product Production Plan, which shall be included in Exhibit D.

          7.2  Phase 2 Budget.

               (1) On or before September 30, 1999, PP shall provide Vaillant with an estimate, which estimate shall be nonbinding, of the amount of money required to fund the FCS Production Plan. On or before January 1, 2001, PP shall provide to Vaillant a detailed budget for the FCS Production Plan, which shall be included in Exhibit E.

               (2) Vaillant estimates that it will require approximately [***], which estimate shall be nonbinding, in order to fund the HS Production Plan. On or before January 1, 2001, Vaillant shall provide to PP a detailed budget for the HS Production Plan and the Initial Product Production which shall be included in Exhibits F and G, respectively.

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budget for the HS Production Plan and the Initial Product Production Plan, which shall be included in Exhibits F and G, respectively.

          7.3 Phase I Funding Sources. PP shall obtain funding for the manufacture of [***] Fuel Cell Subsystems for Prototypes by selling such subsystems to GEFCS. Vaillant shall agree to purchase such subsystems from GEFCS. All prices, terms and conditions for such sale shall be determined among PP, Vaillant and GEFCS in the ancillary agreements to the Umbrella Agreement. Either Party may use government grants or subsidies to meet its own funding obligations. The Parties shall make reasonable efforts to support one another in obtaining such government grants or subsidies. Upon the completion of the detailed budgets completed by the Parties on or before November 30, 1999, PP may request that Vaillant fund a portion of its development cost. Any such funding will be mutually agreed upon on or before December 31, 1999.

     8. Recovery of Investments. Vaillant and PP shall fund the development to achieve the objectives of this collaboration in accordance with the provisions stipulated herein. Both Parties consider this collaboration to be an entrepreneurial undertaking. Thus both Parties shall recover their funds by selling the Products and Prototypes resulting from this collaboration. Vaillant intends to recover its investment by manufacturing and selling FCHAs in accordance with the Umbrella Agreement and the ancillary agreements to the Umbrella Agreement. PP intends to recover its investment by manufacturing and selling Fuel Cell Subsystems through GEFCS in accordance with the Umbrella Agreement, the ancillary agreements to the Umbrella Agreement and the GEFCS Distributor Agreement.

     9.   Reporting.

          9.1 Project Status Reports. The Project Manager of each Party shall provide quarterly written reports to the Steering Committee outlining the work performed during the preceding quarter, and the work to be completed during the succeeding quarter, in connection with such Party's development efforts under this Agreement.

          9.2 IP Disclosure. During the term of this Agreement, each Party shall promptly disclose to the other Party any IP to be owned by or licensed to such other Party under this Agreement, the Umbrella Agreement or the ancillary agreements to the Umbrella Agreement.

     10.  Intellectual Property.

          10.1 Any IP owned by either Party prior to the Effective Date or developed outside of the scope of this Agreement shall remain the sole property of such Party.

          10.2 The ownership of any IP developed by either Party during the course of and directly as a result of the performance of this Agreement ("Developed IP"), regardless of the identity of the inventing Party, shall be allocated as follows:


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               (1)  Developed IP that relates to the Fuel Cell Subsystem, including, without limitation, the fuel cell stack and the fuel processor, and internal integration and control within such Fuel Cell Subsystem, shall be owned by PP.

               (2) Developed IP that relates to the Heater Subsystem, including, without limitation, the heater components, Energy Management System, inverter and internal integration and control within such Heater Subsystem shall be owned by Vaillant. Vaillant shall grant PP a non-exclusive license to make, have made, use, sell and service Energy Management Systems worldwide. The license fee for such license shall not exceed [***] of the net sales price of the Heater Subsystem and shall be mutually agreed upon by the Parties by January 1, 2001, taking into account the Parties' respective contributions to the development of such Energy Management System.

               (3) Developed IP that relates to the integration of the Fuel Cell Subsystem and the Heater Subsystem into the FCHA shall be jointly owned by PP and Vaillant ("Joint IP"). Each of PP and Vaillant may use and license the use of the Joint IP without any obligation to the other to account for profits, royalties or other revenue relating thereto.

          10.3 Each Party agrees to assign, grant and convey to the appropriate Party all rights, title and interest to any Developed IP which is to be owned by the assignee Party pursuant to Section 10.2 (the "Owner"). Each Party shall execute and deliver (and have executed and delivered by its employees) any and all declarations, assignments and other documents, and provide all other reasonable assistance, that the Owner reasonably determines may be necessary or desirable to establish the Owner's ownership of, and to enforce thereafter any intellectual property rights in, such Developed IP.

          10.4 PP hereby grants to Vaillant a royalty-free license, during the term of this Agreement, to incorporate the Fuel Cell Subsystems supplied by PP as components of FCHAs to be manufactured by Vaillant pursuant to the Umbrella Agreement and the ancillary agreements to the Umbrella Agreement.

     11.  Limitations on Liability.

          11.1 Subject to Section 11.2, the liability of each Party to the other Party for damages, for any cause whatsoever, regardless of form of action, whether in contract or tort, including negligence, shall not exceed $ 1,000,000 and shall be limited to direct damages suffered by the injured Party and neither Party shall be liable to the other Party for any special, indirect or consequential damage, including lost profits, lost revenues, failure to realize expected savings, or other commercial or economic losses of any kind.

          11.2 The foregoing limitation of liability shall not apply with respect to:

               (1) any loss, claim, demand, damage or cost arising as a result of any infringement of any IP;

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               (2) any disclosure or use by either Party of the other Party's confidential information in violation of this Agreement; or

               (3) any willful misconduct or gross negligence by either Party in its performance under this Agreement.

     12. Trademarks. During the term of this Agreement, Vaillant shall affix, in addition to the Vaillant trademark but separate from the Vaillant trademark and smaller than the Vaillant trademark, the Mark (as defined below) on all FCHAs manufactured by Vaillant and include the Mark in all of Vaillant's FCHA marketing literature, in each case subject to PP's reasonable quality control guidelines and procedures. The details shall be agreed upon by unanimous resolution of the Steering Committee, which shall take into account PP's standing in the business and the quality of the Mark. Upon the expiration or termination of this Agreement, Vaillant shall make no further use of the Mark. Except as set forth in this paragraph, this Agreement shall not grant to Vaillant any right, title or interest in the Mark. All use of the Mark by Vaillant shall inure to the benefit of PP. At no time during or after the term of this Agreement will Vaillant challenge or assist others to challenge PP's intellectual property rights in the Mark or attempt to register any trademarks, trade names or other proprietary indicia confusingly similar to the Marks. For the purposes of this Agreement, "Mark" will mean any proprietary indicia, trademark, trade name, symbol, logo or brand name that PP has adopted to identify it and/or its products and services.

     13.  Confidentiality.

          13.1 Confidential Information. During the term and for a period ending five (5) years after expiration or termination of this Agreement, each Party shall maintain in confidence and not disclose to any third party or use for any purpose except for the purposes of performing under this Agreement, all confidential and proprietary information of the other Party ("Confidential Information"). Confidential Information shall include any information which is disclosed by a Party to the other Party in connection with the performance of this Agreement. The foregoing use and confidentiality restrictions shall not apply to (i) information that is or becomes a matter of public knowledge through no fault of the receiving Party; (ii) information which is obtained lawfully from a third party not bound to obligations of secrecy to the disclosing party;
(iii) information known to the recipient at the time of disclosure as substantiated by documented evidence predating the disclosure; or (iv) information which is required to be disclosed by law or governmental order; provided that the Party seeking to retain the confidentiality of such information shall be given a reasonable opportunity to contest any such disclosure.

          13.2 Disclosure of Confidential Information in Regulatory Filings. Nothing contained herein is intended to prevent either Party from using the Confidential Information to make Regulatory Filings and to obtain necessary or appropriate Regulatory Approvals or in disclosure documents prepared by either Party to comply with applicable securities laws. Either Party making such a disclosure shall provide the other Party a reasonable opportunity to review such disclosure.

          13.3 Return of Confidential Information. Upon termination or expiration of this Agreement or upon the disclosing Party's request, whichever is earlier, the receiving Party shall return to the disclosing Party or, at the disclosing Party's request, destroy, all materials containing the Confidential Information of the disclosing Party (including, without limitation, any and all copies extracts and compilations thereof).

          13.4 Disclosure of Confidential Information Not A License. The furnishing of the Confidential Information of the disclosing Party to the receiving Party shall not constitute any grant or license to the receiving Party under any legal rights now or hereinafter held-by the disclosing Party.

          13.5 Subcontractors. Notwithstanding the foregoing, each Party may disclose to third party subcontractors Confidential Information for the purpose of performing such Party's obligations under this Agreement, provided that all such third party subcontractors shall have entered into a confidentiality agreement providing protection to Confidential Information at least equivalent to that contained in this Agreement.

     14.  Exclusive Arrangement; Non-Competition.

          14.1 Exclusive Arrangement. During the term of this Agreement, neither Party shall collaborate, directly or indirectly, with any third party, or otherwise participate in any business involved in the development or production of FCHAs, except to the extent provided in this Agreement, the Umbrella Agreement or the ancillary agreements to the Umbrella Agreement.

          14.2 No Sale Outside Certain Countries. Vaillant shall not, directly or indirectly, market, sell, service or have serviced FCHAs outside of Germany, Austria, The Netherlands and Switzerland. Vaillant shall not be deemed to sell or market, directly or indirectly, FCHAs outside of Germany, Austria, The Netherlands and Switzerland provided that Vaillant sells FCHAs to wholesalers or resellers subject to a condition which prohibits such wholesalers and resellers from offering FCHAs for sale outside the four countries listed above. Vaillant shall terminate its business relationship with any such wholesaler or reseller, if permitted by law, if such wholesaler or reseller breaches the aforementioned restriction.

     15.  Regulatory Approvals.

          15.1 Regulatory Approvals. Vaillant shall be responsible for obtaining all Regulatory Approvals for all Products and Prototypes to be installed in Germany, Austria, The Netherlands and Switzerland and for ensuring compliance with present and future applicable statutes, laws, ordinances and regulations of European national, federal, state and local governments or other European regulatory authorities relating to the manufacture, marketing, sale, shipment and use of such Products and Prototypes in Germany, Austria, The Netherlands and Switzerland.

          15.2 Fuel Cell Subsystem. PP shall be responsible for ensuring that the Fuel

Cell Subsystem complies in all material respects with present and future applicable statutes, laws, ordinances and regulations of European national, federal, state and local governments or other European regulatory authorities relating to the manufacture of the Fuel Cell Subsystem that are identified in writing by Vaillant. In particular, PP will provide reasonable assistance to Vaillant with regard to research and negotiations with regulatory authorities and product certification bodies.

     16.  Term and Termination.

          16.1 Term. The term of the Collaboration Agreement shall commence as of the Effective Date and shall continue in force until March 2, 2004 unless terminated earlier pursuant to this Section 16. The Parties hereto may, however, extend the term of this Agreement for additional periods under mutually agreeable terms and conditions evidenced in a written amendment to this Agreement.

          16.2 Termination for Cause. If either Party commits any material breach of or default in any of the terms, conditions or provisions of this Agreement, and fails to remedy such breach or default within 60 days after receipt of written notice thereof from the other Party, the Party giving notice, at its option and in addition to any other remedies which it may have at law or in equity, may terminate this Agreement by sending written notice of termination to the breaching or defaulting Party, and such termination shall be effective as of the date such notice is received.

          16.3 Other Termination. This Agreement shall terminate (i) automatically (x) in the event the Umbrella Agreement and the ancillary agreements thereto (as described in that certain Memorandum of Understanding dated as of July 2, 1999, among PP, Vaillant and GEFCS) are not entered into by the parties thereto on or before September 30, 1999, unless otherwise mutually agreed, or (y) upon the filing of a petition in bankruptcy, insolvency or reorganization against or by either Party, or either Party going into receivership or otherwise becoming insolvent or (ii) upon notice by either Party to the other that it desires to terminate this Agreement as a result of Steering Committee deadlock pursuant to Section 6.4.

          16.4 Change of Control. Either Party may terminate this Agreement immediately upon giving notice in writing to the other Party of its intent to terminate if any direct competitor of the terminating Party acquires (whether by merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or a series of related transactions), or otherwise beneficially owns 20% or more of the outstanding voting securities of the other Party.

          16.5 Survival. Sections 10.3, 13 and 17 shall survive the expiration or termination of this Agreement.

     17.  Miscellaneous.

          17.1 Good Faith Negotiation. Both Parties shall negotiate in good faith in
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order to negotiate and execute the Umbrella Agreement and the ancillary agreements to the Umbrella Agreement on or before September 30, 1999.

          17.2 Arbitration.

               (1) All disputes between the Parties arising out of or in connection with this Agreement shall be subject to arbitration by one or more arbitrators in accordance with the ICC arbitration rules. Arbitration shall take place in London, England.

               (2) Any award rendered by the arbitrators shall be final and binding upon the Parties hereto. Judgment upon the award may be entered in any court of record of competent jurisdiction. Each Party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared unless the arbitrators assess as part of their award all or any part of the arbitration expenses of one Party (including reasonable attorneys' fees) against the other Party.

          17.3 Compliance with Laws. Subject to Section 15, each Party shall perform all of their obligations under this Agreement in accordance with all applicable laws, rules and regulations.

          17.4 Publicity. Without the prior written consent of the other Party hereto, neither Party shall, and each of the Parties will cause their respective representatives not to, make any release to the press or other public disclosure, or make any statement to any other person other than their respective representatives, with respect to either the fact that discussions or negotiations are taking place concerning the collaborations between the Parties hereto or the existence or contents of this Agreement, except for such public disclosure as may be necessary for the disclosing Party not to be in violation of or in default under any applicable law, regulation, government order or as may be necessary to apply for subsidies or to prepare and execute a collaboration with development partners of subsystems for the Heater Subsystem and/or Fuel Cell Subsystem.

          17.5 Notice. Any notice or other communication required or permitted under this Agreement shall be sent by recognized international courier service, charges pre-paid, or by facsimile transmission, to the address or facsimile number specified below:

          If to Vaillant:     Joh. Vaillant GmbH u. Co.
                              Berghauser StraBe 40
                              42859 Remscheide
                              Federal Republic of Germany
                              Attn:
                              Fax:

          If to PP:      Plug Power, LLC
                         968 Albany-Shaker Road
                         Latham, New York 12110
                         USA
                         Attn:  Ana Galeano
                         Fax:  (518) 782-7914

or to such other address or facsimile number as the person may specify in a notice duly given to the sender as provided herein. A notice will be deemed to have been given upon receipt.

          17.6 Independent Contractors. The Parties hereto shall be independent contractors with respect to each other, and neither shall be deemed to be the agent, principal, employee, servant, joint venturer or partner of the other for any purpose which could impose liability upon one Party for the act or failure to act of the other Party.

          17.7 Sole Agreement. Subject to the Umbrella Agreement and any ancillary agreements thereto, this Agreement and any Exhibits attached hereto constitute the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral.

          17.8 No Implied Licenses. No rights or licenses with respect to a Party's IP, Confidential Information, Trademarks or other proprietary rights are granted or deemed granted to the other Party hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

          17.9 Severability. In the event that any provision of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect so long as such remaining portions do not materially change the intent of this Agreement or the right or obligations of the Parties hereunder. If any term or provision of this Agreement is in conflict with any applicable statute or law in any jurisdiction, then such term or provision shall be deemed inoperative in such jurisdiction to the extent of such conflict and the Parties will renegotiate the affected terms and conditions of this Agreement to resolve any inequities. It is the intention of the Parties that, if any court or other tribunal construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby; such court shall reduce the duration, area or matter of such provision and enforce such provision in its reduced form.

          17.10 No Third Party Benefits. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties hereto or their permitted assigns, any benefits, rights or remedies.

          17.11 Governing Law. This Agreement shall be governed and construed in the accordance with the laws of England without giving effect to any conflicts of laws or other principles of any jurisdiction which would result in the application of any law other than the law of England.

          17.12 Assignments. Neither Party shall assign or transfer any right and/or obligation under this Agreement to any other third party, whether voluntarily or by operation of law, without the prior written consent of the other Party, provide that a Party, except in the case of an assignment to a competitor of the other Party, may assign this Agreement without the consent of the other Party in connection with a merger, consolidation or other change in control of such Party or a sale of all or substantially all of such Party's assets. Any prohibited assignment shall be null and void. Subject to the foregoing, this Agreement will inure to the benefit of the Parties and their respective permitted successors and assigns.

          17.13 No Waiver. A waiver by either Party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

          17.14 Amendments. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Parties.

          17.15 Specific Performance. The Parties agree that breach by either Party of Sections 10, 12, 13 and 14 could result in irreparable harm to the other Party. Accordingly, in the event that either Party breaches its obligations hereunder, the other Party shall be entitled to enjoin any further breach in addition to any other rights such Party may have at law or in equity.

          17.16 Headings. Any headings and captions included herein are for convenience of reference only and shall not be used to construe this Agreement.

          17.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one in the same instrument.

     IN WITNESS WHEREOF, the Parties hereto, by their duly authorized officers, have executed this Agreement as of the date first above written.

                                    JOH. VAILLANT GMBH U. CO.


                                    By:       /s/ Manfred Ahle
                                       ----------------------------------
                                    Title: Managing Director


                                    PLUG POWER, LLC


                                    By:       /s Gary Mittleman
                                       ----------------------------------
                                    Title: President and CEO

                                   Exhibit A

                      List of Countries Comprising Europe

Albania Macedonia (The Former Yugoslav Republic of Macedonia) Andorra Malta Austria Moldova Belarus Monaco Belgium Netherlands Bosnia and Herzegovina Norway Bulgaria Poland Croatia Portugal Czech Republic Romania Denmark Russia Estonia San Marino Finland Slovakia France Slovenia Germany Spain Greece Sweden Hungary Switzerland Iceland Turkey Ireland Turkmenistan Italy Ukraine Latvia United Kingdom Liechtenstein Vatican City Lithuania Yugoslavia (Serbia and Montenegro)

Luxembourg

                                  Exhibit A1

     Prototype Specifications [To be attached on or before July 1, 2000.]

                                  Exhibit A2

 Initial Product Specifications [To be attached on or before January 1, 2001.]

                                   Exhibit B

     FCS Development Plan [To be attached on or before November 30, 1999.]

                                   Exhibit C

     HS Development Plan [To be attached on or before November '30, 1999.]

                                   Exhibit D

 Integration Development Plan [To be attached on or before November 30,
1999.]

                                   Exhibit E

      FCS Production Plan [To be attached on or before January 1, 2001.]

                                   Exhibit F

       HS Production Plan [To be attached on or before January 1, 2001.]

                                   Exhibit G

Initial Product Production Plan [To be attached on or before January 1, 2001.]